Exhibit 99.1

Press Release	Source: Harbin Electric Inc.

Harbin Electric Reports Record Third Quarter and Year to Date Results
Monday November 10, 7:00 am ET

Third Quarter 2008 Financial Highlights

--	Total revenues were $39.66 million, up 114% from $18.50 million in the third quarter of 2007

--	Operating profit was $10.52 million, up 49% from $7.07 million in the third quarter of 2007

--	Net income was $7.75 million, 63% higher than $4.76 million in the third quarter of 2007

--	Diluted earnings per share were $0.34, compared to $0.26 for the corresponding quarter of 2007

HARBIN, China, Nov. 10 /Xinhua-PRNewswire-FirstCall/ -- Harbin Electric, Inc., (or the "Company", Nasdaq: HRBN), a leading developer and manufacturer of a wide range of electric motors, reported its financial results for the third quarter and year to date of 2008.

Quarterly Key Figures

	30-Sep-08	30-Sep-07	YoY% Change

Revenue	$39,659,669	$18,500,038	114%

Gross Profit	$13,771,968	$9,061,691	52%

Gross Profit Margin	35%	49%

Operating Income	$10,519,189	$7,062,313	49%

Operating Margin	27%	38%

Net Income	$7,753,668	$4,764,222	63%

Net Profit Margin	20%	26%

Diluted EPS	$0.34	$0.26	31%

Results for the Quarter Ended September 30, 2008

For the three months ended September 30, 2008, the Company generated net revenues of $39.66 million, more than doubled the total revenues of $18.50 million for the three months ended September 30, 2007. In July, the Company acquired Weihai Hengda Electric Motor (Group) Co. Ltd, ("Hengda"), an industrial rotary motor business. This is the first quarter that the Company's financial results included the newly acquired company. The revenue increase reflects approximately $14.81 million sales from this new business. Even excluding the acquisition, sales grew 34% year-over-year. Sales of automobile specialty micro-motors increased 38% from 2007. The tower-type oil pump was also a major contributor to the revenue growth due to an incremental 64 units of tower-type oil pump being delivered during the third quarter of 2008 while none during the corresponding quarter of last year. Product sales to markets outside China were 15.3% and 11.9% of total sales for the third quarter 2008 and 2007, respectively.

The following table shows the approximate percentage revenue contribution by each major product line and corresponding average gross profit margin for the three months ended September 30, 2008 and 2007. The decline of the overall gross profit margin year-over-year was primarily due to changes in product mix, particularly attributable to the lower gross margin of the rotary motor business and, to a lesser degree, the specialty micro-motor business.

	Three Months Ended		Three Months Ended
	September 30, 2008		September 30, 2007
	% of	Gross	% of	Gross
	Total	Profit	Total	Profit
Product Line	Revenues	Margin	Revenues	Margin

Linear Motors and Related Systems	35%	54%	58%	53%
Specialty
Micro-Motors	23%	41%	32%	43%
Rotary Motors	38%	13%	0%	NA
Others	4%	49%	10%	48%
Total	100%	35%	100%	49%

With operating profit of $10.5 million, the Company achieved a 49% year-over-year increase for the quarter ended September 30, 2008 compared to $7.06 million for the three months ended September 30, 2007. The significant growth in operating profit was primarily attributable to higher sales from the automobile micro-motors business and tower-type oil pumps, as well as the new rotary motor business acquired in July 2008. Operating margin for the third quarter was 27%, compared to 38% from the same corresponding period of last year. The decline in operating margin was mainly due to lower margin business for the new industrial rotary motor business.

Selling, general and administrative expense ("SG&A") was $3.12 million for the quarter, compared to $1.70 million in the same quarter of 2007. The increase in SG&A was primarily a result of business expansion, increased sales activities, higher stock based compensation expense and other administration expenses, as well as expenses associated with the new business acquired in July 2008. Shipping and handling costs increased to $529,030 for the quarter ended September 30, 2008, from $178,243 for the same quarter in 2007 due to increased sales activities. Stock based compensation expense totaled $456,223 and $212,807 for the quarters ended September 30, 2008 and 2007, respectively, a 114% increase. However, as a percentage of total sales, the Company's total R&D and SG&A expenses declined to 7.9% in this quarter from 9.2% in the same quarter last year.

Net income for the quarter was $7.75 million, compared to $4.76 million for the 2007 third quarter, a 63% increase. Earnings per diluted share increased to $0.34 from $0.26 in the 2007 third quarter, with an additional 4.5 million weighted average number of shares, which resulted in some earnings dilution.

Nine-Month Period Key Figures

	30-Sep-08	30-Sep-2007	YoY% Change

Revenue	$86,076,927	$46,115,945	87%

Gross Profit	$35,987,579	$23,139,989	56%

Gross Profit Margin	42%	50%

Operating Income	$27,379,649	$17,726,931	54%

Operating Margin	32%	38%

Net Income	$19,337,847	$12,724,441	52%

Net Profit Margin	23%	28%

Diluted EPS	$0.92	$0.70	31%

Results for the Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, the Company generated total revenues of $86.08 million compared to $46.12 million for the nine months ended September 30, 2007, an 87% increase, including $14.81 million sales from Hengda acquired in July 2008. Revenue from automobile specialty micro-motors business grew a remarkable 352%. The tower-type oil pump also contributed to revenue growth. The Company delivered a total of 183 units during the 2008 nine-month period, compared with none in 2007. Sales to markets outside China amounted to 15.1% of total revenues in the nine months ended September 30, 2008, compared with 11.5% in the nine months ended September 30, 2007.

The following table shows the approximate percentage revenue contribution by each major product line and its corresponding average gross profit margin for the 2008 and 2007 nine-month periods. The decline of the overall gross profit margin year-over-year was primarily due to changes in product mix.

	Nine Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2007
Product Line	% of Total Revenues	Gross Profit Margin	% of Total Revenues	Gross Profit Margin

Linear Motors and Related Systems	43%	55%	70%	53%
Specialty Micro-Motors	34%	40%	13%	43%
Rotary Motors	18%	13%	0%	NA
Others	5%	49%	17%	47%
Total	100%	42%	100%	50%

Operating profit was $27.38 million in the nine months ended September 30, 2008, compared with $17.73 million in the nine-months ended September 30, 2007, representing 54% growth, attributable primarily to the automobile micro-motors business, tower-type oil pumps, and the rotary motor business acquired in July 2008. Operating margin declined to 32% in the nine-month period of 2008 from 38% in the same period of the prior year, mainly due to the addition of the lower margin rotary motor business.

SG&A was $8.19 million for the nine-months ended September 30, 2008, compared to $4.66 million in the same period of 2007. The year-over-year increase in SG&A was primarily a result of business expansion, increased sales activities, higher stock based compensation expense and other administration expenses, as well as expenses associated with the new rotary motor business. Shipping and handling costs more than doubled to $962,917 for the nine-months ended September 30, 2008 from $402,990 for the same period in 2007, due to increased sales activities. Stock based compensation totaled $1.37 million and $0.71 million for the nine-months ended September 30, 2008 and 2007, respectively, a 93% increase. However, as a percentage of total sales, the Company's total SG&A expenses decreased to 9.5% in this nine-month period comparing to 10.1% in the same period last year.

Net income for the nine-month period in 2008 was $19.34 million compared to $12.72 million for the nine-month period in 2007, representing a year-over-year increase of 52%. Earnings per diluted share increased to $0.92 in the nine months ended September 30, 2008 from $0.70 in the nine-months ended September 30, 2007, with an additional 2.8 million weighted average number of shares, which resulted in some earnings dilution.

"I am very pleased that we delivered another solid quarter," said Mr. Tianfu Yang, Harbin Electric's Chairman and Chief Executive Officer. "Against a very challenging global economic environment, our continued growth in revenues and earnings reflects the strengths of our core businesses and our ability to successfully execute our business strategy."

"The integration of Weihai Hengda Electric Motors is going smoothly and in the first quarter since we acquired this business it contributed approximately $15 million in sales, in line with our expectations. We expect gross margin to improve somewhat given that raw material costs have been moderating recently. While we are currently focusing on production and working hard to achieve our growth target, longer term we will introduce new technology, bring product quality to international standards, and gradually evolve towards specialty and high efficient motors able to compete in international markets. We are in discussions with a Chinese electric motor research institute to form a technology alliance to achieve this product transformation."

Looking forward, Mr. Yang said, "We believe that a weaker global economy creates opportunities for us, particularly for our automobile specialty micro-motor business. We expect that auto makers and parts suppliers experiencing a significant slow down in demand will want to partner with suppliers that can provide high-quality value-added products at lower cost. We are confident that our technologically advanced, high-quality, lower-cost micro-motors strongly position us to gain market share as current discussions with multiple parties on multiple projects lead us to believe. Our Shanghai facility has moved into full scale equipment testing and we remain on target to start trial production in December and meet our commitment to our major North America customer."

Mr. Yang continued, "The Chinese government has recently announced a series of measures aimed at driving domestic demand and consumption, including further development of infrastructure nationwide and accelerated development of the rural areas, in order to maintain solid GDP growth. We expect our industrial rotary motor business to benefit as some of our motors are used in agricultural machinery and tools. The government has also announced plans to invest heavily over the next few years in the mass transit infrastructure. We are the only domestic manufacturer of the linear motor driving-system officially approved by the government. We expect to begin production of this system during the second or third quarter of 2009, with an initial target of 80 sets supplying 10 groups of trains in 2009."

"Finally, our new product for the oil industry, the tower-type oil pump which delivers significant energy savings has already gained market acceptance. Because of its undeniable advantages over existing technology, we see great sales potential with the possibility of doubling sales volumes next year subject to order confirmations."

In conclusion, Mr. Yang said, "I have full confidence that our company is well positioned to face the challenging global economic conditions and transform these challenges into opportunities. We remain committed to the 2010 growth target that we previously established for the Company"

Third Quarter 2008 Earnings Call and Webcast

The Company will host a conference call to discuss the third quarter financial results at 8:30 a.m. ET on Monday, November 10, 2008. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President will be on the call.

To participate in the conference call, please dial any of the following numbers:

USA: 1-800-603-1779
International: +1-706-643-7429
North China: 10-800-713-0924
South China: 10-800-130-0748
The conference ID for the call is 71191627.

A replay of the call will be available beginning at 9:30 a.m. ET on November 10, 2008 and will remain available through midnight on November 17, 2008.

To access the replay, please dial any of the following numbers:

USA: 1-800-642-1687
International: +1-706-645-9291
Passcode is 71191627.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.harbinelectric.com and click on "Harbin Electric Q3 2008 Earnings Conference Call". The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

About Harbin Electric, Inc.:

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates two manufacturing facilities in China located in Harbin and Weihai, and is completing the construction of a high-efficiency production plant in Shanghai. Harbin Electric employs approximately 2,200 people including employees at Hengda Electric Motor Co. Ltd., which it recently acquired. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com .

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled 'Risk Factors' in its annual report on Form 10-KSB for the year ended December 31, 2007. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as 'believe,' 'expect,' 'may,' 'will,' 'should,' 'project,' 'plan,' 'seek,' 'intend,' or 'anticipate' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

In China
Harbin Electric, Inc.
Tel: +86-451-8611-6757
Email: MainlandIR@Tech-full.com

In the U.S.
Christy Shue
Executive VP, Finance & Investor Relations
Harbin Electric, Inc.
Tel: +1-631-312-8612
Email: cshue@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel: +1-212-618-1987
Email: kli@christensenir.com

(Financial tables to follow)

HARBIN ELECTRIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
ASSETS
September 30,	December 31,
2008	2007
UNAUDITED
CURRENT ASSETS:
Cash and cash equivalents	$44,775,268	$45,533,893
Restricted cash	2,565,950	--
Accounts receivable, net of
allowance for doubtful accounts of
$866,357 and $116,238 as of September
30, 2008 and December 31, 2007,
respectively	34,458,389	23,216,543
Inventories	29,810,085	2,570,929
Other receivables	308,411	326,639
Advances on inventory purchases	1,205,759	1,772,204
Total current assets	113,123,862	73,420,208

PLANT AND EQUIPMENT, net	66,677,975	23,858,035

OTHER ASSETS:
Notes receivable	839,981	--
Debt issuance costs, net	1,734,262	2,214,717
Advances on equipment purchases	28,344,959	24,328,386
Goodwill and Other Intangible
assets, net	19,615,845	5,899,989
Advances on intangible assets	1,477,630	1,384,710
Other assets	637,734	397,263
Cross currency hedge receivable	318,131	145,945
Deposit in derivative hedge	1,000,000	1,000,000
Total other assets	53,968,542	35,371,010

Total assets	$233,770,379	$132,649,253

LIABILITIES AND SHAREHOLDERS' EQUITY
September 30,	December 31,
2008	2007
UNAUDITED
CURRENT LIABILITIES:
Accounts payable	$8,077,243	$263,314
Short term loan - bank	4,864,475	--
Other payables & accrued
Liabilities	3,617,153	1,463,218
Other payables - related party	--	45,491
Customer deposits	2,243,194	333,253
Taxes payable	1,092,020	839,299
Interest payable	--	1,122,000
Notes payable - short term	3,657,500	--
Total current liabilities	23,551,585	4,066,575

LONG TERM LIABILITIES:
Amounts due to original shareholder	5,120,500	--
Note payable, net of debt discount
of $13,321,255 and $16,878,269 as
of September 30, 2008 and December
31, 2007, respectively	32,678,745	33,121,731

FAIR VALUE OF DERIVATIVE INSTRUMENT	6,734,843	10,844,372

Total liabilities	68,085,673	48,032,678

COMMITMENTS AND CONTINGENCIES	--	--

SHAREHOLDERS' EQUITY:
Common Stock, $0.00001 par value,
100,000,000 shares authorized,
22,002,078 and 18,143,156 shares
issued and outstanding as of
September 30, 2008 and December 31,
2007, respectively	220	181
Paid-in-capital	93,835,524	44,970,589
Retained earnings	44,375,591	32,281,312
Statutory reserves	16,258,030	9,014,462
Accumulated other comprehensive
income (loss)	11,215,341	(1,649,969)
Total shareholders' equity	165,684,706	84,616,575

Total liabilities and
shareholders' equity	$233,770,379	$132,649,253

HARBIN ELECTRIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

REVENUES	$39,659,669	$18,500,038	$86,076,927	$46,115,945

COST OF SALES	25,887,701	9,438,347	50,089,348	22,975,956

GROSS PROFIT	13,771,968	9,061,691	35,987,579	23,139,989

RESEARCH AND DEVELOPMENT
EXPENSE	130,360	298,524	414,731	751,883

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	3,122,419	1,700,854	8,193,199	4,661,175

INCOME FROM OPERATIONS	10,519,189	7,062,313	27,379,649	17,726,931

OTHER EXPENSE (INCOME),
NET
Other income, net	(707,993)	(13,462)	(955,182)	(786,180)
Interest expense, net	2,058,543	2,236,255	5,536,054	5,713,372
Total other expense,
net	1,350,550	2,222,793	4,580,872	4,927,192

INCOME BEFORE PROVISION
FOR INCOME TAXES	9,168,639	4,839,520	22,798,777	12,799,739

PROVISION FOR INCOME TAXES	1,414,971	75,298	3,460,930	75,298

NET INCOME	7,753,668	4,764,222	19,337,847	12,724,441

OTHER COMPREHENSIVE INCOME
(LOSS)
Foreign currency
translation adjustment	400,094	1,612,618	8,755,781	3,956,036
Change in fair value of
derivative instrument	4,359,163	(3,101,455)	4,109,529	(7,047,406)

COMPREHENSIVE INCOME	$12,512,925	$3,275,385	$32,203,157	$9,633,071

EARNINGS PER SHARE
Basic
Weighted average
number of shares	21,981,374	17,226,880	19,619,000	16,810,065
Earnings per share $	0.35 $	0.28 $	0.99 $	0.76

Diluted
Weighted average
number of shares	23,075,834	18,632,246	20,911,930	18,215,411
Earnings per share $	0.34 $	0.26 $	0.92 $	0.70

Source: Harbin Electric Inc.